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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      HEALTHCARE INTEGRATED SERVICES, INC.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                                                             22-3119929
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(State of incorporation or organization)       (IRS Employer Identification No.)

Shrewsbury Executive Center II,
1040 Broad Street, Shrewsbury, New Jersey                                  07702
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(Address of principal executive offices)                              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                                  Name of each exchange on
       Title of each class                         which each class is to
       To be so registered                              be registered
   -----------------------                            -----------------
Common Stock, $0.01 par value per share          The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

Securities Act registration statement file number to which this form relates:

---------------
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

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Item 1.   Description of Registrant's Securities to be Registered

GENERAL

     The authorized capital stock of HealthCare Integrated Services, Inc. (the "Registrant") presently consists of 50.0 million shares of common stock, par value $0.01 per share (the "Common Stock"), and 1.0 million shares of preferred stock, par value $0.10 per share (the "Preferred Stock"). By letter dated January 12, 2000, The American Stock Exchange accepted the Common Stock for listing on its exchange.

COMMON STOCK

     Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters presented to the Registrant's stockholders for a vote. Holders of Common Stock are entitled to receive ratably such distributions as may be declared on the Common Stock by the Registrant's Board of Directors (the "Board") in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Registrant, holders of Common Stock are entitled to share ratably in all assets of the Registrant legally available for distribution to such holders after the payment of all debts and other liabilities and after distribution to preferred stockholders legally entitled thereto. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Registrant's Certificate of Incorporation authorizes the Board (without further action by stockholders unless such action is required by applicable law or regulation or the rules of any exchange on which the Registrant's securities may be included) to issue from time to time, in one or more series, shares of Preferred Stock with such designations and preferences, relative voting rights, redemption, conversion, participation and other rights and qualifications, limitations and restrictions as permitted by law. The Board, by its approval of certain series of Preferred Stock, could adversely affect the voting power of the holders of Common Stock, and, by issuing shares of Preferred Stock with certain voting, conversion, redemption rights or other terms, could delay, discourage or make more difficult changes of control or management of the Registrant. Currently, there are no outstanding shares of Preferred Stock, other than 871.743 outstanding shares of Series D Cumulative Accelerating Redeemable Preferred Stock of the Registrant.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Registrant is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the

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business combination is approved in a prescribed manner or certain other exemptions apply. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the corporation's voting stock.

Item 2.   Exhibits

     The following exhibits are filed herewith or incorporated herein by reference:


          Exhibit Number                    Exhibit Title or Description
          --------------                    ----------------------------
              3.1                   Certificate of Incorporation of Registrant
                                   (Incorporated by Reference to Exhibit 3.1 to
                                    the Registrant's Registration Statement on
                                      Form S-1, Registration Number 33-42091,
                                      filed with the Securities and Exchange
                                          Commission on August 13, 1991)

              3.2                   Certificate of Designations, Preferences and
                                      Rights of Series C Convertible Preferred
                                      Stock of the Registrant (Incorporated by
                                    Reference to Exhibit 3.2 to the Registrant's
                                      Annual Report on Form 10-K for the fiscal
                                            year ended December 31, 1995)

              3.3                    Bylaws of the Registrant (Incorporated by
                                    Reference to Exhibit 3.2 to the Registrant's
                                         Registration Statement on Form S-1,
                                    Registration Number 33-42091, filed with the
                                        Securities and Exchange Commission on
                                                  August 13, 1991)

              3.4                    Certificate of Amendment of the Certificate
                                         of Incorporation of the Registrant
                                    (Incorporated by Reference to Exhibit 3.4 to
                                     the Registrant's Quarterly Report on Form
                                      10-Q for the quarter ended June 30, 1996)


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              3.5                   Certificate of Designations, Preferences and
                                     Rights of Series D Cumulative Accelerating
                                    Redeemable Preferred Stock of the Registrant
                                    (Incorporated by Reference to Exhibit 4.1 to
                                    the Registrant's Current Report on Form 8-K
                                       filed with the Securities and Exchange
                                          Commission on October 16, 1998)















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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: January 13, 2000                 HealthCare Integrated Services, Inc.


                                        By: /s/ Elliott H. Vernon
                                           ------------------------------------
                                            Name:  Elliott H. Vernon
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer




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